                          MINERAL LEASE PURCHASE AGREEMENT


This Mineral Lease Purchase Agreement ("Agreement") is entered into as of this 23rd day of February, 1998, by and between High Plain Associates, Inc., for itself and its participants ("High Plains") and Pennaco Energy, Inc. ("Pennaco").

                                      RECITALS

WHEREAS, High Plains is generally familiar with the oil and gas and mineral development underway in Powder River County, Rose Bud County and Big Horn County, Montana and Campbell County, Sheridan County and Johnson County, Wyoming, and owns and desires to secure leases of the property described below as the AMI for sale to Pennaco on the terms and conditions set forth below; and

WHEREAS, subject to the terms and conditions set forth herein, Pennaco is willing to purchase and acquire leases tendered to it by High Plains.

NOW, THEREFORE, High Plains and Pennaco agree as follows:


                I.   DEFINED TERMS AND PRINCIPLES OF CONSTRUCTION.

     1. CERTAIN DEFINED TERMS. Each of the capitalized terms shall have the meanings assigned to them as follows:

          (a)         "Area of Mutual Interest," or "AMI," shall have
               the meaning assigned to the term in Article II.
          (b)         "Presently-Owned Leases" shall mean oil and
               gas and mineral leases of land in the AMI that were fully executed, owned by High Plains and ready for assignment and transfer to Pennaco on or before the Effective Date. Presently-Owned Leases shall include the leases identified on the attached
               Exhibit "A," incorporated herein by this reference.
          (c) "Acquired Leases" shall mean oil and gas and mineral leases of land dated on or after the Effective Date, containing no limitations with regard to the rights of lessee or drilling depths, that is, all rights and all depths, and describing land located in the AMI. Acquired Leases shall mean such leases acquired by High Plains, absolutely owned by High Plains, fully executed and ready for assignment and transfer to Pennaco.
          (d) "Effective Date" shall mean 7:00 a.m., Mountain Standard Time, January 9, 1998.
          (e) "Lease" shall mean an oil and gas and mineral lease of land located in the AMI whose remaining term as of the Effective Date, in the case of a Presently-Owned Lease, and as of the date purchased by Pennaco, in the case of an Acquired Lease, is five (5) years or longer. Also, any such Lease shall not contain a drilling condition, other stipulations or provisions that require lessee to drill and develop the subject property on terms and conditions not consistent with the usual and customary practice of the area. Except as provided in Article VII, no Lease with less than an 80.00% NRI will be acquired by High Plains without the prior written consent of Pennaco.
          (f) "Private Mineral Leases" shall mean oil and gas and mineral leases of land located in the AMI whose lessors and/or lessees are identified on the attached Exhibit "B," incorporated herein by this reference.

     1.            SINGULAR, PLURAL CONSTRUCTION.  All terms defined in this
Article I, Section 1 or in other provisions of this Agreement that are used in the singular are to have the same meanings when used in the plural and vice versa.

                           II.  AREA OF MUTUAL INTEREST.

     1. "AREA OF MUTUAL INTEREST." shall mean land legally described in leases that identify real property located in Powder River County, Rose Bud County and Big Horn County, Montana and Campbell County, Sheridan County and Johnson County, Wyoming, except that in the State of Wyoming to be within the Area of Mutual Interest such land shall be located in the following area: Township 41 North through Township 58 North and Ridge 71 West through Range 85 West.

     2. AMI TERM. The term of the AMI shall be co-extensive with the term of this Agreement. Within the AMI, High Plains shall act as the undisclosed agent of Pennaco and shall not become or act as an agent of any other person with regard to (a) the acquisition of coalbed methane leasehold interests and (b) the subject matter of this Agreement without the prior express written consent of Pennaco, which consent shall not be unreasonably withheld.

     3. PENNACO LIMITATION. Within the AMI, Pennaco may acquire a lease from another source, but on its sole behalf, Pennaco shall not contract with any other lease broker.

     4. NO HIGH PLAINS' ORRI. In the event that Pennaco does acquire a lease from a source other than High Plains, High Plains will not receive an overriding royalty interest ("ORRI") or other interest unless agreed by the parties in writing.


                               III.  ACQUIRED LEASES.

     1. ASSIGNMENT AND TRANSFER OF ACQUIRED LEASES. Subject to the terms and conditions hereof, High Plains has agreed to sell, assign, transfer and convey, and Pennaco has agreed to purchase and receive, the Acquired Leases.

     2. PRICE/ACRE; CLOSING. With regard to Acquired Leases, the purchase price shall equal the price High Plains paid for the Acquired Lease plus related out-of-pocket expenses and properly substantiated pass-through costs of contract support incurred at the standard rate. High Plains shall furnish proper substantiating documentation consisting of copies of lease(s), lease report, draft (regarding the price High Plains paid) and invoice (the "Lease Documentation"). Such purchase and sale shall close upon submission to Pennaco of a complete set of copies of the Lease Documentation with assignment and conveyancing instruments to follow, fully executed and ready for recording. The aggregate purchase price shall be paid to High Plains within ten (10) days of confirmation from Pennaco that all documentation is proper and complete.

     3. PENNACO COMMITMENT. Unless Pennaco notifies High Plains that Pennaco elects to increase its commitment, Pennaco will not be required to purchase any Acquired Leases after Pennaco has committed to purchase Acquired Leases with an aggregate purchase price of One Million Dollars ($1,000,000.00). Upon notification from High Plains that High Plains has purchased, or committed to the purchase of, Acquired Leases whose value not to exceed $1,000,000.00, Pennaco may notify High Plains that Pennaco has elected to increase its commitment, for an amount specified in such notice, and the provisions of this Agreement shall be applicable with regard to such additional Acquired Leases.

                            IV.  PRESENTLY-OWNED LEASES.

     1. OPTION -- CONSIDERATION. Pennaco will tender to High Plains, by wire transfer, the sum of $125,000.00 on or before 2:00 p.m., Friday, January 30, 1998. With the execution of this Agreement, such sum shall become a firm obligation and debt owed to High Plains as consideration for the option. Such $125,000.00 sum will be wire transferred to Colorado State Bank of Denver (telephone number: 303-863-4428) ABA number 102000607 for credit to the account of High Plains Associates, Inc., account number 4058795.

     2. OPTION TO PURCHASE. Upon tendering such $125,000.00 sum to High Plains, Pennaco will then own the sole and exclusive option to purchase the Presently-Owned Leases, on or before May 19, 1998, under the following terms:

                   a.        Pennaco will have the option to elect to purchase
                       the Presently-Owned Leases until 10:00 a.m., Mountain Standard Time, March 6, 1998. Once the election to purchase is made, Pennaco shall become liable for the purchase price and must complete the transaction.
                   b.        Pennaco will notify High Plains of its election
                       to purchase the Presently-Owned Leases in writing by certified letter, courier to the address of High Plains or via fax on or before 10:00 a.m. Mountain Standard Time, March 6, 1998, with the final closing set for 10:00 a.m., Mountain Standard Time, May 19, 1998, in Pennaco's office.
                   c.        Time is of the essence for all times and dates
                       described above.
                   d.        The $125,000.00 sum as consideration is to be
                       credited towards the final purchase price for the Presently-Owned Leases. Such $125,000.00 is non-refundable, unless High Plains breaches or fails to satisfy the covenants, representations and warranties described in Article IV, Paragraph 3.b. i and ii, below, or in Article VII, or High Plains fails to fulfill all commitments set forth herein prior to closing, including, but not limited to, Article IV, Paragraph 3.b.
                   e.        In the event Pennaco fails, refuses or is unable
                       for any reason, except as provided in Article 4, Paragraph 2.d. above, to close the sale in accordance with the terms hereof, High Plains may retain the $125,000.00 option consideration and seek specific performance and any other remedies at law or in equity for breach of this Agreement.

     1. PURCHASE TERMS. If Pennaco makes the election to purchase the Presently-Owned Leases in accordance with the provisions hereof, the purchase and sale shall be as follows:

                   a.        Pennaco will purchase 100% of an undivided
                       interest in all of the Presently-Owned Leases and Private Mineral Leases subject to the applicable terms and reservations set out herein. Assignments shall be made to Pennaco Energy Inc., 3651 Lydell Road, Suite A, Las Vegas, NV 89103.
                   b.        Pennaco shall pay High Plains $35.00/net acre for
                       all leasehold interests insofar and only insofar as to depths from the surface of the earth down to 2500 feet or 100 feet below the stratigraphic equivalent of the base of the tertiary age coal, whichever is deeper, delivered by High Plains, subject to the following reservation of an ORRI and the following provisions:

                       i)        High Plains will arrange for its participants
                             to execute any requested assignment documents, including, but not limited to, any participant releases, to Pennaco and present such documents to Pennaco at closing.

                       ii)      Such assignments will contain: a 60 day
                             reassignment clause in the event Pennaco desires to drop, terminate or relinquish any leasehold; only warrant title by, through or under High Plains, but not otherwise; and any reserved ORRI shall apply to all substitute, extended or renewal leases taken or acquired by Pennaco or its successor or assigns.

     1. CLOSING DATE. Closing is set for 10:00 a.m., Mountain Standard Time, May 19, 1998, (or at an earlier date designated by Pennaco) at Pennaco's office.

     2.            OPTION TO PURCHASE PRESENTLY-OWNED LEASES (DEEP RIGHTS).
For a period of one (1) year from the closing date of Pennaco's purchase of the Presently-Owned Leases, Pennaco will have the sole and exclusive option to purchase the "deep rights" of a Presently-Owned Lease for $40.00/ net acre. With regard to any such Presently-Owned Lease so assigned and transferred by High Plains, "deep rights" shall mean those unlimited drilling rights below 2,500 feet from the surface of the earth or 100 feet below the base of the stratigraphic equivalent of the base of the tertiary age coal formation, whichever is deeper. Such option shall be exercisable with thirty
(30) days advance written notice and shall close on the date identified in such written notice or other mutually agreed upon date at which time the leases shall be tendered, ready for recording and the total purchase price shall be due and payable. If such leases ("Presently-Owned Leases - Deep Rights") otherwise conform to the terms, conditions and other provisions of this Agreement, Pennaco shall purchase at least 60% of such Presently-Owned Leases - Deep Rights tendered to Pennaco. For purposes of this paragraph, "60% of such Presently-Owned Leases" shall mean a 100% of an undivided interest in 60% times the total number of acres described in such Presently-Owned Leases tendered to Pennaco. For example, if 20,000 acres are otherwise properly tendered Pennaco shall purchase 12,000 acres.

     3. PRIVATE MINERAL LIMITATION. To the extent that a Presently-Owned Lease is a Private Mineral Lease, the purchase option described in this Article IV shall not be available.


                        V. HIGH PLAINS' OVERRIDING ROYALTY.

     1.             ACQUIRED LEASES.  Except as provided for in Article V.
Paragraph 3, below, with regard to Acquired Leases that Pennaco purchases from High Plains, Pennaco will receive a net revenue interest ("NRI") of .8 and each of Pennaco and High Plains will retain an overriding royalty interest ("ORRI") equal to .500000 times the difference between .2 minus the royalty and existing or committed ORRI's (expressed as decimal). For purposes of illustration the parties set forth the following table (all interests reflect 100% of 8/8 working interest):

                    ROYALTY     PENNACO     HIGH PLAINS    PENNACO
                                  NRI          ORRI          ORRI
                     0.1250     0.80000         0.02500    0.05000
                     0.1875     0.80000         0.00625    0.00625
                     0.2000     0.80000         0.00000    0.00000




     1. PRESENTLY-OWNED LEASES. With regard to Presently-Owned Leases that Pennaco purchases from High Plains, Pennaco will receive a NRI of
 .8 and each of Pennaco and High Plains will retain an ORRI equal to .33333 and .66667, respectively, times the difference between .2 minus the royalty and existing or committed ORRI's (expressed as decimal). For purposes of illustration the parties set forth the following table (all interests reflect 100% of 8/8 working interest):

                    ROYALTY     PENNACO     HIGH PLAINS   PENNACO
                                  NRI          ORRI         ORRI
                     0.1250     0.80000         0.05000   0.025000
                     0.1875     0.80000         0.00833   0.004170
                     0.2000     0.80000         0.00000   0.000000

     1. LIMITATION. Notwithstanding anything to the contrary appearing herein and except as provided in paragraph 4 of this Article, the NRI purchased by Pennaco under any Acquired Lease or Presently-Owned Lease shall not be less than 80% of 8/8's working interests proportionately reduced to the actual working interest acquired. Further, notwithstanding anything to the contrary appearing herein, with regard to Acquired Leases, the ORRI retained by High Plains shall in no event exceed 2.5%, except with regard to the Acquired Leases located in Montana (excluding the Randall-Taylor acreage) the ORRI shall not exceed 1.5%.

     2. ONE-HALF PERCENT TO SUB-BROKERS. In connection with the acquisition of Presently-Owned Leases and Acquired Leases, High Plains was required to convey a one-half percent (.5%) to a one percent (1.0%) overriding royalty interest to induce a sub-broker (Schlenker, Ken & Morris, Stephen) to convey the Leases to High Plains. With regard to the sub-brokers identified in this Article V, Paragraph 4, the minimum NRI permitted under this Agreement shall be 79.00% to 79.50%, not 80.00%.


                             VI.  TERM AND TERMINATION.

     1. TERM. This Agreement shall be for primary term commencing on the Effective Date and,t unless earlier terminated as provided herein, shall continue until, and without further notice end on, December 31, 1999.

     2. EXTENSION OF TERM. Within thirty (30) days prior to the end of the primary term, either party may propose to extend the term of this Agreement by sending notice to that effect and propose the length of any extension of the term. The other party shall timely respond and, upon written agreement regarding the length of any such extension, the provisions of this Agreement, to the extent not otherwise amended, shall continue in full force and effect.

     3. TERMINATION. In the event that (i) either High Plains or Pennaco violates any provision of this Agreement; (ii) in the reasonable discretion of Pennaco or High Plains, as the case may be, the other party fails to satisfactorily perform its obligations; (iii) Pennaco is sued on account of the conduct of High Plains, or (iv) High Plains is sued on account of Pennaco; then, at the option of the aggrieved party ("Non-Breaching Party"), and without prejudice to its other rights and remedies, this Agreement may be terminated upon notice to that effect sent to the party that is in breach of this Agreement (the "Breaching Party"). Upon termination, the Non-Breaching Party shall be under no further obligation to the Breaching Party, except to pay amounts owing for services, unless the Non-Breaching Party shall believe in good faith that payment of such amounts should be suspended, withheld or such amounts should be set-off against any amounts owing to the Non-Breaching Party.


                               VII.  SPECIAL MATTERS.

     1. MCMAHON BULLINGTON GROUP. Notwithstanding any other term, covenant or provision contained herein, McMahon-Bullington, L.P., will assign its "held by production" ("HBP") "Morse Ranch Lease," dated August 18, 1967, recorded in Book 132, Page 68, of the Photo Records of Campbell County,
Wyoming, to Pennaco, on the following terms:
          a.   Four (4) year subassignment from January 15, 1998;
          b. Rights and interests granted are from the surface of the earth down to 2,000 feet;
          c. McMahon-Bullington L.P., will reserve and retain the difference between existing burden and twenty percent of eight/eighths (20% of 8/8ths) as an overriding royalty interest;
          d. In the event any tract or parcel of the "Morse Ranch Lease" at the effective date of the assignment is burdened with royalty, overriding royalty and/or production payments in excess of twenty percent of eight/eighths (20% of 8/8ths); McMahon-Bullington L.P. (assignor), shall retain and reserve NO overriding royalty as to that particular tract or parcel;
          e. The four (4) year subassignment will contain a "pugh" clause and a one hundred eighty (180) day continuous drilling clause; and
          f. Other terms and conditions of the subassignment affecting this acreage/lease will be consistent with those "private minerals" being leased and assigned hereunder to Pennaco.

       1. LEASE TERM LESS THAN 5 YEARS, NOT HBP. In those cases where the lease acquired by High Plains does not qualify as a Presently-Owned Lease or an Acquired Lease because the remaining term is less than five (5) years, High Plains shall make such leases available for inspection by Pennaco and, if Pennaco notifies High Plains that Pennaco elects to purchase any such lease, Pennaco and High Plains shall determine the purchase price subject to the following table:

                       REMAINING TERM                 PURCHASE PRICE/ACRE
                    GREATER THAN 4 years                       $35.00
              GREATER THAN 3 years but LESS THAN 4             $30.00
              GREATER THAN 2 years but LESS THAN 3             $25.00
                   GREATER THAN 2 years                        $20.00


     1. TITLE FAILURE; CUMULATIVE TITLE FAILURES. In the event that a Lease is rejected on the ground of Title Failure, High Plains shall have a reasonable time period, not to exceed thirty (30) days, to cure the title; provided, however, that if Pennaco received notice from High Plains that High Plains is in good faith diligently undertaking to cure such defect, the period for curing such defect shall be extended an additional thirty (30) days from the date that such cure period would have otherwise expired. If the title cannot be cured in the reasonable opinion of Pennaco, then Pennaco shall re-tender the lease to High Plains, and shall be reimbursed for the related purchase price. The right to such reimbursement shall be effective for a period of six (6) months, and thereafter shall be null and void, measured from the date that the close of the purchase of the Lease (that is, a Presently-Owned lease). Except with regard to any Presently-Owed Lease whose title fails after May 19th, 1998 on account of U.S. Public Law No. 323, 30 U.S.C. Section 81 or U.S. Public Law No. 227, 30 U.S.C. Section 85, if during the term of this Agreement, uncured Title Failure shall occur with regard to twenty percent (20%), as measured by the aggregate purchase price, of such Presently-Owned Leases, then, at the option of Pennaco, Pennaco may rescind this Agreement and shall be entitled to recover all consideration paid or obligation incurred with regard, or related, to such Leases (that is, Presently-Owned Leases). For the purpose of this paragraph "Title Failure" shall mean a material defect in the ownership interest assigned and transferred to Pennaco. For these purposes "Title Failure" shall not mean an immaterial defect in the designation of a prior holder of an interest, such as a defect requiring an Affidavit of Identity.

     2. HIGH PLAINS PARTNERS. High Plains fully assumes all duties, obligations and liabilities regarding accounting, distributing and otherwise assuring that each of the persons or entities constituting a participant represented by High Plains receives anything owing to such participants under this Agreement. High Plains shall indemnify and hold Pennaco harmless from any losses, claims and damages (and reasonable attorney's fees) that may be asserted against Pennaco on account of or in any way related to this Agreement.

     3. TITLE, OWNERSHIP, AUTHORITY. High Plains represents and warrants to Pennaco that (a) High Plains owns, or at the time of assignment and transfer, will own, or be authorized in its name to assign, transfer and convey the entire 100% right, title and interest in and to each Lease (subject to such restrictions and to depths as described herein); (b) that each such Lease is free and clear of liens, security interests or encumbrances; and (c) High Plains is duly authorized and empowered to execute and deliver any assignments, deeds and related instruments to transfer and fully vest title and all interests and rights of ownership in Pennaco.

     4.            FIRST RIGHT OF REFUSAL; OPTION AND PREFERENTIAL RIGHT.
Subject to the provisions of this Paragraph 6 and with regard to federal, state and tribal leases offered by competitive bid, High Plains may in good faith acquire a Lease for its own account if High Plains (a) purchases such Lease for an amount in excess of the purchase price authorized in advance by Pennaco; (b) offers such Lease to Pennaco for the purchase price High Plains agreed to pay for such Lease, and (c) within forty-eight (48) hours of receipt of such offer, Pennaco rejects the Lease. If Pennaco accepts the offer and acquires such Lease for the amount paid by High Plains, such Lease will be considered an Acquired Lease. If Pennaco rejects the Lease then Pennaco shall retain an option to purchase or a preferential right of purchase with regard to such Lease during the term of this Agreement. In the event Pennaco elects to exercise its option to purchase, Pennaco shall give High Plains ten (10) days prior notice. Within ten (10) days of receipt from High Plains of its actual purchase price for such Lease, Pennaco shall remit to High Plains, as the purchase price an amount equal to the purchase price plus rentals, plus interest at a rate of 1% compounded monthly and the Lease shall be considered Presently-Owned Leases. In the event that High Plains receives a good a faith offer to purchase such Lease from an unrelated third party, High Plains shall give prompt notice to Pennaco including with such notice all supporting documentation, and Pennaco shall have ten (10) days to accept or reject the offer. In the event that Pennaco accepts such offer it shall pay High Plains an amount equal to the amount offered by such third party.

     5. AFTER-ACQUIRED INTERESTS. The provisions of this Agreement shall not apply to the any and all mineral and/or royalty interests which High Plains may hereafter acquire; provided, however, that with regard to the lease, exploitation or development of such interests, Pennaco is hereby granted a first right of refusal. In the event that High Plains receives a good faith offer to lease from an unrelated third party, or, for its own account, decides to exploit or develop such interests, High Plains shall give prompt notice to Pennaco including with such notice all supporting documentation, and Pennaco shall have ten (10) days to match such terms. In the event that Pennaco matches such offer it shall pay High Plains an amount equal to the amount offered by such third party on terms no less favorable than the terms contained in such offer.


                               VIII.  MISCELLANEOUS.

     1.            HIGH PLAINS' CONSIDERATION.  (a) PRESENTLY-OWNED LEASE.
High Plains acknowledges that payment of the purchase price by Pennaco -- $35.00 + $40.00 + corresponding High Plains' ORRI shall be High Plains' consideration. Pennaco acknowledges that High Plains has contributed the time of its salaried staff to this arrangement. (b) ACQUIRED LEASES. High Plains acknowledges that payment of High Plains' purchase price of the Acquired Lease + its out-of-pocket expenses + properly substantiated pass-through costs of contract support incurred at the standard rate + the corresponding High Plains' ORRI shall be High Plains' consideration.

     2. RECORDATION. Either party may record this Agreement or a memorandum thereof upon the earlier of the commencement of production under a lease or one (1) year from the date hereof.

     3. NOTICES. Any and all notices, request, demands and written communications allowed or required hereunder shall be delivered in person, faxed or sent by United States mail, postage prepaid, addressed as follows:

              Lou Oswald                        Pennaco Energy, Inc.
              High Plains Associates, Inc.      Attention: President
              1557 Ogden Street #300            3651 Lydell Road, Suite A

              Denver, CO 80218                  Las Vegas, NV 89103
              Fax: 303-830-2818                 Fax: 619-350-0647
              Phone: 303-830-0888               Phone: 800-485-0108

          Any notice sent by fax shall be deposited in the mail on the same day. All such notices, requests, demands and other communications shall be deemed given and effective, when personally delivered, upon receipt and, when mailed, three business days after such communication was deposited in the mail. Each party may change its address at any time, and from time to time, by giving written notice to the other party.

     1. PRIOR NOTIFICATION, APPROVAL, CONSENT. Any provision of this Agreement requiring notification, approval or consent from Pennaco shall mean approval that is requested and obtained prior to the required deadline or expiration date and shall only be effective if evidenced by a written instrument executed by an officer of Pennaco.

     2. CHOICE OF LAW; HEADINGS; COUNTERPARTS. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado with respect to agreements wholly executed and performed within such state. The headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning, interpretation or construction of this Agreement. This Agreement may be executed in counterparts by the parties hereto and if so executed by all parties shall be of the same force and effect as if all parties had executed the same instrument. All counterparts shall constitute one in the same instrument.

     3. COMPLETE AGREEMENT; MODIFICATIONS. This Agreement supersedes all prior agreements or understandings, written or oral, with regard to the subject matter hereto, and constitutes the express and entire agreement of the parties with regard to the subject matter hereof. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by both parties.

     4. FORCE MAJEURE. Each of the parties hereto shall perform its obligations in good faith and shall carry out its obligations to the best of its ability. In the event that either party is rendered unable to carry out its obligations under this Agreement on account of any cause or condition not reasonably within the control of the party claiming suspension and which by exercise of due diligence such party is unable to prevent or overcome such party's obligation hereunder shall be suspended during the continuance of the inability to perform such obligation, but shall be remedied with all reasonable dispatch. Either party shall have the right to terminate this Agreement if such suspension shall continue for a period in excess of sixty
(60) days. Notwithstanding anything to contrary appearing herein, the provisions of this Article VIII, Paragraph 7 shall not apply to the ability of either Pennaco or High Plains, as the case may be, to pay cash consideration to the other party then due and owing.

     5. WAIVERS. No failure on the part of Pennaco to exercise, and no delay in exercising, any power or right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.

     6. ASSIGNMENT; BINDING EFFECT. Subject to the following sentence, this Agreement shall be binding upon High Plains and Pennaco and inure to the benefit of their respective heirs, successors and assigns; without limiting the generality of the forgoing, the obligations of High Plains are personal and may not be assigned or transferred. Notwithstanding anything contrary appearing herein, in the event that Pennaco assigns this Agreement, Pennaco shall notify High Plains at least thirty (30) days prior to the effective date of the assignment and High Plains shall have thirty days to either consent to the assignment or terminate this Agreement. In the event that High Plains fails to timely respond, High Plains will be deemed to have terminated this Agreement.

     IN WITNESS WHEREOF, the parties, or their authorized representatives, have signed this Agreement effective the date first appearing above.

"High Plains"                               "Pennaco"
High Plains Associates, Inc., for itself    Pennaco Energy, Inc.
and any Partners

By:                                         By or on behalf of:
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Typed/Printed Name:                         Typed/Printed Name:
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Its:                                        Its:
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